EXHIBIT 99.A

News

For Immediate Release

El Paso Corporation Announces Closing of $3 Billion of Credit Facilities
HOUSTON, TEXAS, NOVEMBER 23, 2004—El Paso Corporation (NYSE: EP) today announced that it has closed $3 billion of credit facilities that replace an existing facility that was scheduled to expire in June 2005.

“These new facilities recognize the significant progress we have made in improving El Paso’s financial strength,” said Doug Foshee, president and chief executive officer of El Paso. “They provide us with longer-term liquidity, greater flexibility, and a significantly lower cost than our previous bank facility. We appreciate the support shown by our lenders.”

Facilities Overview
The new financing package includes a three-year, $1-billion revolving credit facility; a five-year, $1.25-billion term loan facility; and a $750-million funded letter of credit facility that can also be used for loans as letter-of-credit requirements decrease. Combined, the facilities replace a revolving credit and letter of credit facility with an original capacity of $3 billion (current capacity of $2.5 billion) and are secured by essentially the same collateral that had secured the previous facility—El Paso’s interests in El Paso Natural Gas Company (EPNG), Tennessee Gas Pipeline Company (TGP), ANR Pipeline Company (ANR), Colorado Interstate Gas Company (CIG), Wyoming Interstate Company, Ltd., ANR Storage Company, and Southern Gas Storage Company.

The $1-billion revolving credit facility, which matures in November 2007, allows the company to borrow funds at LIBOR plus 2.75 percent or issue letters of credit at 2.75 percent plus a fronting fee of 25 basis points. El Paso will pay an annual commitment fee of 75 basis points on any unutilized revolving credit capacity. At closing, approximately $435 million of this new revolving credit facility was used for outstanding letters of credit.

At closing, El Paso borrowed $1.25 billion through the term loan facility at LIBOR plus 2.75 percent and used a portion of these proceeds to repay its Lakeside Technology Center obligations of approximately $229 million. This loan will be repaid in amounts of $5 million per quarter with the remaining unpaid balance due at maturity in November 2009.

The $750-million funded letter of credit facility provides the company with the flexibility to issue letters of credit or borrow any unutilized capacity under this facility as loans with a maturity in November 2009. This facility was used to support approximately $750 million of existing letters of credit issued under the previous revolving credit facility. Under the terms of this facility, El Paso will pay LIBOR plus 2.75 percent on any amounts borrowed as loans and 2.85 percent on the balance of the facility.

Restrictive Covenants
The new credit facilities have restrictive covenants that are covered under one credit agreement. The most significant of the covenants include:
-	The ratio of El Paso’s debt to EBITDA, each as defined in the credit agreement, shall not exceed 6.5 to 1 at any time prior to September 30, 2005; 6.25 to 1 at any time on or after September 30, 2005 and prior to June 30, 2006; and 6 to 1 at any time on or after June 30, 2006 until maturity;
-	The ratio of El Paso’s EBITDA to interest expense and dividends paid shall not be less than 1.6 to 1 prior to March 31, 2006; 1.75 to1 on or after March 31, 2006 and prior to March 31, 2007; and 1.8 to 1 on or after March 31, 2007 until maturity;
-	Current debt limitations on pipeline company borrowers—EPNG, TGP, ANR , and CIG—will continue, which include a restriction on the pipeline companies’ incurrence of incremental borrowings if such debt would cause their debt to EBITDA ratio to exceed 5 to 1; and
-	A cross-default limit of $200 million that was also in the previous credit agreements.

Foshee added, “The market’s strong response to this transaction allowed us to achieve significantly lower borrowing costs and upfront fees versus our original expectations. In addition, we will benefit from $2 billion of our new facilities having a five-year maturity. The new borrowings, when combined with our existing strong cash position, will allow us to prudently use these funds over time to address our near-term debt maturities and extend our maturity profile.”

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the company’s ability to comply with the covenants in its various financing documents, the ability to implement and achieve our objectives in the long-range plan, including achieving our debt-reduction targets; the potential impact of the restatement of financial results on our access to capital (including borrowings under credit arrangements); consequences arising from the delay in filing of our periodic reports including the exercise of remedies by the company’s lenders under certain financing arrangements and if such remedies were to be exercised, the company’s potential inability to identify and obtain alternate sources of financing and the existence of cross-acceleration provisions in various financing agreements; the uncertainties associated with governmental regulation; competition, and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Kim Wallace, Manager
Office: (713) 420-6330
Fax: (713) 420-6341

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